Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-181118, and 333-84806 of McKesson Corporation, each on Form S-8, of our report dated September 20, 2012, relating to the financial statements and financial statement schedule of the McKesson Corporation Profit-Sharing Investment Plan appearing in this Annual Report on Form 11-K of the McKesson Corporation Profit-Sharing Investment Plan for the year ended March 31, 2012.

/s/ Deloitte & Touche LLP

San Francisco, CA
September 20, 2012